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                                                                    Exhibit 23.6


Beverage Marketing Corp. of New York
850 Third Avenue
New York, NY 10022
Tel: 212 688-7640 Fax: 212 826-1255


9 April 1999

Ms. Polly Moles
Communications Manager
American National Can Company
8770 West Bryn Mawr Avenue
Chicago, IL 60631

Dear Ms. Moles:

American National Can Company has permission to reprint certain data related to the U.S. beverage industry that Beverage Marketing has compiled. The data should be credited to Beverage Marketing Corporation.

Thanks for your consideration.

Sincerely,

/s/ Gary A. Hemphill

Gary A. Hemphill
Vice President



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